Exhibit 99.1

China Green Agriculture, Inc. Reports the Financial Results for the First Quarter of Fiscal Year 2017
With Revenue, Net income Beating the Guidance,
Provides Guidance of Revenue and Net Income for the Second Quarter of Fiscal Year 2017 and confirms the Guidance of Fiscal Year 2017

XI'AN, China, November 14, 2016 /PRNewswire-Asia-FirstCall/ --

●	Net sales of first quarter of Fiscal Year 2017 increased 14.2% to $61.9 million, beating guidance $1.9 million; net income increased 1.5% to $7.4 million, beating guidance $0.4 million; with EPS of $0.20, beating guidance $0.01.

●	The Company provides guidance range for second quarter of Fiscal Year 2017: Revenue, Net Income and EPS of between $60 million and $65 million, $5 million and $7 million, and $0.13 and $ 0.19 based on approximately 37.6 million fully diluted shares, respectively.

●	The Company confirms guidance range for Fiscal Year 2017 as the following: Revenue, Net Income and EPS of between $277 million and $300 million, $20 million and $27 million, and $0.53 and $0.72 based on approximately 37.6 million fully diluted shares, respectively.

China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its subsidiaries in China, today announced its financial results for the quarter ended September 30, 2016.

Financial Summary

First Quarter 2017 Results (USD)

(three months ended September 30, 2016)

	Q1 FY2017	Q1 FY2016	CHANGE (%)
Net Sales	$61.9 million	$54.2 million	14.2%
Gross Profit	$23.4 million	$24.2 million	(3.1)%
Net Income	$7.4 million	$7.2 million	1.5%
EPS (Diluted)	$0.20	$0.20	0%
Weighted Average Shares Outstanding (Diluted)	$37.6 million	$35.9 million	4.8%

The Company’s results for the current fiscal quarter include the operating results of Shaanxi Lishijie Agrochemical Co., Ltd.(“Lishijie”), a VIE in the PRC controlled by Jinong; Songyuan Jinyangguang Sannong Service Co., Ltd., (“Jinyangguang”), a VIE in the PRC controlled by Jinong; Shenqiu County Zhenbai Agriculture Co., Ltd. (“Zhenbai”), a VIE in the PRC controlled by Jinong; Weinan City Linwei District Wangtian Agricultural Materials Co., Ltd. (“Wangtian”), a VIE in the PRC controlled by Jinong; Aksu Xindeguo Agricultural Materials Co., Ltd. (“Xindeguo”), a VIE in the PRC controlled by Jinong; Xinjiang Xinyulei Eco-agriculture Science and Technology co., Ltd. (“Xinyulei”), a VIE in the PRC controlled by Jinong. Lishijie, Jinyangguang, Zhenbai, Wangtian, Xindeguo, and Xinyulei may also collectively be referred to as the “the VIE Companies”, which we acquired on June 30 2016 and whose results were not included in our results for any period prior to the acquisition.

"We are pleased with our strong performance on business operation in the first quarter.  As the VIE Companies added $13.3 million to our net sales. Our total net sales increased 14.2% to $61.9 million and net income increased 1.5% to $7.4 million, compared to those of the same period last year," stated Mr. Tao Li, Chairman and Chief Executive Officer of Company. "Looking ahead to the second quarter of fiscal year 2017, we expect net sales between $60 and $65 million, net income between $5 and $7 million, and EPS between $0.13 and $0.19 based on approximately 37.6 million fully diluted weighted average shares outstanding for the second quarter ended December 31, 2016. We are confident about achieving our target for the second quarter of fiscal year 2017. "

Results of Operations for the First Three Months of Fiscal Year 2017

Net Sales

Total net sales for the three months ended September 30, 2016 were $61.9 million, an increase of $7.7 million or 14.2%, from $54.2 million for the three months ended September 30, 2015. This increase was largely due to the inclusion of VIEs’ net sales during the three months ended September 30, 2016, which contributed approximately $13.3 million, or 21.5%, of the total net sales. The total net sales without including VIEs’ net sales for the three months ended September 30, 2016 were $48.6 million, a decrease of $5.6 million, or 10.3%, from the same period a year ago.

For the three months ended September 30, 2016, Jinong’s net sales decreased $3.3 million, or 9.5%, to $31.4 million from $34.7 million for the three months ended September 30, 2015. This decrease was mainly attributable to the decrease in Jinong’s sales volume, which was result of Jinong’s implementation of its new sales strategy that further focuses on producing high-margin liquid fertilizer during the last three months.

For the three months ended September 30, 2016, Gufeng’s net sales were $15.8 million, a decrease of $2.4 million, or 13.3% from $18.2 million for the three months ended September 30, 2015. This decrease was mainly attributable to Gufeng’s lower selling prices to answer market demand during the three months ended September 30, 2016.

For the three months ended September 30, 2016, Yuxing’s net sales were $1.4 million, an increase of $0.2 million or 9.2%, from $1.2 million for the three months ended September 30, 2015. The increase was mainly attributable to the increase in market demand and the higher prices on Yuxing’s top grade flowers during the three months ended September 30, 2016.

Cost of Goods Sold

Total cost of goods sold for the three months ended September 30, 2016 was $38.5 million, an increase of $8.5 million, or 28.2%, from $30 million for the three months ended September 30, 2015. The increase was mainly due to the production and sale of VIEs’ products, which accounted for $10.8 million, or 28.0% of total cost of goods sold. The total cost of goods sold without including VIEs’ cost of goods sold for the three months ended September 30, 2016 was $27.7 million, a decrease of $2.3 million, or 7.7%, from the same period a year ago.

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Cost of goods sold by Jinong for the three months ended September 30, 2016 was $13.3 million, a decrease of $1.2 million, or 8.7%, from $14.5 million for the three months ended September 30, 2015. The decrease in cost of goods sold was primarily attributable to the 9.5% decrease in net sale during the last three months.

Cost of goods sold by Gufeng for the three months ended September 30, 2016 was $13.4 million, a decrease of $1.3 million, or 9.2%, from $14.7 million for the three months ended September 30, 2015. This decrease was primarily attributable to the less products sold during the last three months.

For three months ended September 30, 2016, cost of goods sold by Yuxing was $1 million, an increase of $0.3 million, or 47.3%, from $0.7 million for the three months ended September 30, 2015. This increase was mainly due to the increase in Yuxing’s net sales and the labor costs.

Gross Profit

Total gross profit for the three months ended September 30, 2016 decreased by $0.8 million, or 3.1%, to $23.4 million, as compared to $24.2 million for the three months ended September 30, 2015. Gross profit margin was 37.9% and 44.6% for the three months ended September 30, 2016 and 2015, respectively. The decrease in gross profit margin was mainly due to the recent acquisition of VIEs, which mainly sells low-margin fertilizer products. The gross profit without including VIE’s gross profit was $20.9 million with a gross profit margin of 43.0%.

Gross profit generated by Jinong decreased by $2 million, or 10.0%, to $18.2 million for the three months ended September 30, 2016, from $20.2 million for the three months ended September 30, 2015. Gross profit margin from Jinong’s sales was approximately 57.8% and 58.1% for the three months ended September 30, 2016 and 2015, respectively. The decrease in gross profit margin was mainly due to higher raw material cost and higher packaging cost.

For the three months ended September 30, 2016, gross profit generated by Gufeng was $2.4 million, a decrease of $1.1 million, or 30.5%, from $3.5 million for the three months ended September 30, 2015. Gross profit margin from Gufeng’s sales was approximately 15.3% and 19.1% for the three months ended September 30, 2016 and 2015, respectively. The decrease in gross profit percentage was mainly due to the further increased weight for sales of lower-margin products in Gufeng’s total sales to answering the market demand.

For the three months ended September 30, 2016, gross profit generated by Yuxing was $0.3 million, a decrease of $0.2 million, or 41.7% from $0.5 million for the three months ended September 30, 2015. The gross profit margin was approximately 22.9% and 42.8% for the three months ended September 30, 2016 and 2015, respectively. The decrease in gross profit margin was mainly due to the higher labor cost during the three months ended September 30, 2016.

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Gross profit generated by VIEs were $2.5 million with a gross profit margin of approximately 19.1% for the three months ended September 30, 2016.

Selling Expenses

Our selling expenses consisted primarily of salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling expenses were $5 million, or 8.1%, of net sales for the three months ended September 30, 2016, as compared to $2.3 million or 4.3% of net sales for the three months ended September 30, 2015, an increase of $2.7 million, or 113.8%. This increase was primarily due to Jinong, and the inclusion of VIEs’ selling expenses for the three months ended September 30, 2016.

General and Administrative Expenses

General and administrative expenses consisted primarily of related salaries, rental expenses, business development, depreciation and travel expenses incurred by our general and administrative departments and legal and professional expenses including expenses incurred and accrued for certain litigations. General and administrative expenses were $3.3 million, or 5.2% of net sales for the three months ended September 30, 2016, as compared to $2.8 million, or 5.1%, of net sales for the three months ended September 30, 2015, an increase of $0.5 million, or 17.4%.  The increase in general and administrative expenses was mainly due to VIEs, which had $0.5 million general and administrative expenses during the last three months.

Net Income

Net income for the three months ended September 30, 2016 was $7.4 million, an increase of $0.2 million, or 1.5%, compared to $7.2 million for the three months ended September 30, 2015. Net income as a percentage of total net sales was approximately 11.9% and 13.4% for the three months ended September 30, 2016 and 2015, respectively.

Financial Condition

As of September 30, 2016, cash and cash equivalents were $108 million, an increase of $5 million, or 5.1%, from $103 million as of June 30, 2016. Net cash provided in operating activities was $5.1 million for the three months ended September 30, 2016, a decrease of $2 million, or 27.1% from cash provided by operating activities of $7.1 million for the three months ended September 30, 2015. Company had $4.6 million in short-term loans as of September 30, 2016, compared to $4.7 million in short-term loans as of June 30, 2016. We had accounts receivable of $116.5 million as of September 30, 2016, as compared to $117 million as of June 30, 2016, a decrease of $0.5 million or 0.4%.

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Second Quarter Fiscal Year 2017 and Confirmed Fiscal Year 2017 Guidance

For the ongoing second quarter ending December 31, 2016, management expects net sales between $60 and $65 million, net income between $5 and $7 million, and EPS between $0.13 and $0.19 based on approximately 37.6 million fully diluted shares. For the fiscal year ended June 30, 2017, management expects net sales between $277 million and $300 million, net income between $20 million and $27 million, and an EPS between $0.53 and $0.72 based on approximately 37.6 million fully diluted shares.

Conference Call

The Company will hold a conference call at 7:30 a.m. ET on Monday, November 14, 2016. Any interested participants are welcome to join in the call by following the dial-in details as set out below.

Participant Dial In (Toll Free):	1-888-346-8982
Participant International Dial In:	1-412-902-4272
Hong Kong-Local Toll	852-301-84992
China Toll Free	86-4001-201203
Hong Kong Toll Free	852-800-905945

To access the replay, please dial any of the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10096583

The replay will be available 1 hour after the end of the conference.

Teleconference Replay Available Until: November 21, 2016

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd ("Gufeng") and variable interest entities, Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"), Shaanxi Lishijie Agrochemical Co., Ltd. (“Lishijie”), Songyuan Jinyangguang Sannong Service Co., Ltd. (Jinyangguang”), Shenqiu County Zhenbai Agriculture Co., Ltd. (“Zhenbai Argi”), Weinan City Linwei District Wangtian Agricultural Materials Co., Ltd. (“Wangtian”), Aksu Xindeguo Agricultural Materials Co., Ltd. (Xindeguo”), and Xinjiang Xinyulei Eco-agriculture Science and Technology co., Ltd. (“Xinyulei”). For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.

Mr. Fang Wang (English and Chinese)

Tel: +86-29-88266383

Email: wangfang@cgagri.com

SOURCE China Green Agriculture, Inc.

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